May 12, 2021

Intec Parent, Inc.

12 Hartom Street

Har Hotzvim, Jerusalem 9777512

Re:	Intec Parent, Inc. - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Intec Parent, Inc., a Delaware corporation (“Intec Parent”), and Intec Pharma, Ltd., an Israeli corporation (“Intec Israel”), in connection with Intec Parent’s registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to (I) 42,272,500 shares of common stock, par value $0.01 per share (the “Intec Parent Common Stock”), of Intec Parent (the “Shares”), which is based on (i)(A) the estimated number of shares of Intec Parent Common Stock expected to be issued and underlying options (the “Option Shares”) and warrants (the “Warrant Shares”) to purchase Intec Parent Common Stock to be issued, without giving effect to any reverse split of ordinary shares of Intec Israel, pursuant to the Agreement and Plan of Merger among Intec Parent, Intec Israel and Domestication Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of Intec Parent, Inc. (“Domestication Merger Sub”), dated April 27, 2021 (the “Domestication Merger Agreement”), relating to the merger of Intec Israel with and into Domestication Merger Sub, with Intec Israel being the surviving entity and a wholly owned subsidiary of Intec Parent, and (B) the estimated number of shares of Intec Parent Common Stock expected to be issued in connection with one or more closing or pre-closing financing transactions of Intec Israel in connection with the merger of Dillon Merger Subsidiary Inc., a Delaware corporation and a wholly-owned subsidiary of Intec Parent (“Merger Sub”), with and into Decoy Biosystems, Inc. (“Decoy”), with Decoy being the surviving entity and a wholly owned subsidiary of Intec Parent (the “Merger”), pursuant to the Agreement and Plan of Merger among Intec Parent, Intec Israel, Domestication Merger Sub, Merger Sub and Decoy dated March 15, 2021 (the “Merger Agreement”), and (ii) the estimated number of shares of Intec Parent Common Stock expected to be issued pursuant to the Merger, assuming an exchange ratio of 11.18 shares of Intec Parent Common Stock for each share of common stock, par value $0.001 per share, of Decoy (the “Decoy Common Stock”), and each share of Decoy Common Stock issuable upon exercise of outstanding Decoy options, without giving effect to any reverse split of ordinary shares of Intec Israel, and (II) 1,140,938 options and warrants of Intec Israel which will be converted on a one-for-one basis for options (the “Options”) and warrants (the “Warrants,” and together with the Options and the Shares, the “Securities”) of Intec Parent pursuant to the Domestication Merger Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

May 12, 2021

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company, (ii) forms of the Amended and Restated Certification of Incorporation and Amended and Restated Bylaws of the Company, (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iv) the Registration Statement and all exhibits thereto, (v) the Merger Agreement, (vi) the Domestication Merger Agreement, (vii) forms of the Warrants, (viii) the Intec Parent, Inc. 2021 Stock Incentive Plan (the “Option Plan”), and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinions stated herein.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that

(a) the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Domestication Merger Agreement and the Merger Agreement, will be validly issued, fully paid, and nonassessable;

(b) the Options have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Domestication Merger Agreement, the Merger Agreement and the Option Plan, will constitute legal, valid and binding obligations of Intec Parent, enforceable against Intec Parent in accordance with their terms;

(c) the Option Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Option Plan and the applicable award agreements thereunder, will be validly issued, fully paid and nonassessable;

May 12, 2021

(d) the Warrants have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Domestication Merger Agreement and the Merger Agreement, will constitute legal, valid and binding obligations of Intec Parent, enforceable against Intec Parent in accordance with their terms; and

(e) the Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable;

The opinions expressed above are subject to the following assumptions, qualifications, and limitations:

(1) This opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting the enforcement of creditors’ rights generally.

(2) This opinion is subject to the effect of general principals of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

(3) We express no opinion as to the enforceability of any provisions contained in the Warrants that (i) purport to excuse a party for liability for its own acts, (ii) purport to make void any act done in contravention thereof, (iii) purport to authorize a party to act in its sole discretion or provide that determination by a party is conclusive, (iv) require waivers or amendments to be made only in writing, or (v) purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws.

(4) We do not express any opinion as to the enforceability of provisions of the Options or the Warrants purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefore, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees.

(5) We do not express any opinion as to the enforceability of provisions relating to evidentiary standards or other standards by which the Options or the Warrants are to be construed.

(6) We do not express any opinion as to the enforceability of severability provisions.

(7) With respect to the opinion expressed in paragraph (d) above, we are assuming that the Warrants have been executed in the forms reviewed by us and have not been terminated or amended.

May 12, 2021

(8) With respect to the opinions expressed above, we are assuming that the Domestication Merger and the Merger have been consummated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Sincerely,

/s/ McDermott Will & Emery LLP